EXHIBIT 99.1

Intelligent Systems Announces Voluntary Transfer Listing of Its Common Stock to the New York Stock Exchange

NORCROSS, Ga., May 26, 2021 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation (NYSE American: INS), the leading provider of innovative credit technology solutions and processing services to the financial technology and services market, announced today that it has chosen to transfer the listing of its common stock from the NYSE American to the New York Stock Exchange (NYSE).

The Company anticipates its common stock will begin trading on the NYSE (under its current ticker symbol “INS”) at the commencement of trading on June 2, 2021, and that its common stock will continue to trade on the NYSE American under the symbol “INS” until the closing of trading on June 1, 2021.

Leland Strange, CEO and Chairman, stated, “We look forward to continuing to deliver shareholder value as we transition to the NYSE. Trading on the NYSE will expand the Company's audience and enable us to convey our long-term strategy and strategic positioning to a greater number of potential shareholders.”

About Intelligent Systems Corporation

For over thirty-five years, Intelligent Systems Corporation [NYSE American: INS] has identified, created, operated and grown technology companies. The company’s principal operations are CoreCard Software, Inc. (www.corecard.com) and its affiliate companies. CoreCard provides prepaid and credit card processing services using its proprietary software solutions that it also licenses to others. CoreCard has designed and developed a comprehensive suite of software solutions that corporations, financial institutions, retailers and processors use to manage credit and debit cards, prepaid cards, private label cards, fleet cards, loyalty programs, and accounts receivable and small loan transactions. CoreCard's flexible and proven processing platform is being utilized in many countries in addition to the United States including Australia, Canada, China, the United Arab Emirates, France, Italy, Mexico, New Zealand, Singapore, South Africa and the United Kingdom. Further information is available on the company’s website at www.intelsys.com or by calling the company at 770-381-2900.

Forward-Looking Statements

The forward-looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” “continue,” “outlook,” “progressing,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

For further information, call
Matt White, 770-564-5504 or
email to matt@intelsys.com